ITEM 77.  Attachments
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77C. Submission of Matters to a Vote of Security Holders:

     On April 18, 2003, a Special Meeting of Shareholders of Touchstone Variable Series Trust was held to vote on the following matter:

     1. To approve a Plan of Reorganization whereby Touchstone Large Cap Growth Fund, a series of the Trust, will (i) acquire all of the assets of Touchstone Growth/Value Fund, a series of the Trust, and (ii) assume all of the liabilities of the Touchstone Growth/Value Fund;

     2. To approve an Agreement and Plan of Reorganization whereby Touchstone Money Market Fund, a series of the Trust, will (i) acquire all of the assets of Touchstone Standby Income Fund, a series of the Trust, and
          (ii) assume all of the liabilities of the Touchstone Standby Income Fund; and

     3. To approve a change to the investment restrictions of the Touchstone Small Cap Value Fund, a series of the Trust, concerning diversification whereby the Touchstone Small Cap Value Fund would be permitted to (i) invest up to 25% of its total assets in a single issuer; and (ii) invest up to 50% of its total assets in as few as two securities.

     The results of the voting on the above proposals were as follows:

     PROPOSAL 1 - SHAREHOLDERS OF THE GROWTH/VALUE FUND VOTED TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION WHEREBY THE TOUCHSTONE LARGE CAP GROWTH FUND, A SERIES OF THE TRUST, WILL (I) ACQUIRE ALL OF THE ASSETS OF THE TOUCHSTONE GROWTH/VALUE FUND, A SERIES OF THE TRUST, AND (II) ASSUME THE LIABILITIES OF THE TOUCHSTONE GROWTH/VALUE FUND:

     Touchstone Growth/Value Fund

                          Number of Shares
     ------------------------------------------------------
     For                     Against               Abstain
     ---                     -------               -------
     339,011.671            3,367.881             2,652.534

     PROPOSAL 2 -- SHAREHOLDERS OF THE TOUCHSTONE STANDBY INCOME FUND VOTED TO APPROVE AN AGREEMENT AND PLAN OF REORGANIZATION WHEREBY THE TOUCHSTONE MONEY MARKET FUND, A SERIES OF THE TRUST, WILL (I) ACQUIRE ALL OF THE ASSETS OF THE TOUCHSTONE STANDBY INCOME FUND, A SERIES OF THE TRUST, AND
     (II) ASSUME THE LIABILITIES OF THE TOUCHSTONE STANDBY INCOME FUND:

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     Touchstone Standby Income Fund

                          Number of Shares
     ------------------------------------------------------
     For                     Against               Abstain
     ---                     -------               -------
     1,310,351.151         48,779.482            99,073.798

     PROPOSAL 3 -- SHAREHOLDERS OF THE TOUCHSTONE SMALL CAP VALUE FUND VOTED TO APPROVE A CHANGE IN THE INVESTMENT RESTRICTION OF THE TOUCHSTONE SMALL CAP VALUE FUND CONCERNING DIVERSIFICATION:

     Touchstone Small Cap Value Fund

                          Number of Shares
     ------------------------------------------------------
     For                     Against               Abstain
     ---                     -------               -------
     1,499,145.991         15,468.875            24,764.855